EXHIBIT 23.1

Pinaki & Associates LLC

Certified Public Accountants

625 Barksdale Rd., Ste# 113

Newark, DE  19711

   Phone: 408-896-4405 | pmohapatra@pinakiassociates.com

To The Board of Directors

Getelman Corp

2235 E. Flamingo Rd, Suite 155

Las Vegas, NV 89119

As independent registered public accountants, we hereby consent to the use of our report dated February 16, 2016 with respect to the financial statements of Getelmen Corp, in its registration statement on Form S-1 relating to the registration of 10,000,000 shares of common stock. We also consent to the reference of our firm under the caption "interests of name experts and counsel" in the registration statement.

s/d

Pinaki & Associates, LLC

Newark, DE

February 18, 2016